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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of Washington Group International, Inc. on Form S-8 of our reports dated March 11, 2005, relating to the financial statements and financial statement schedule of Washington Group International, Inc. (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the Company's plan of reorganization) and management's report of the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Washington Group International, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP April 5, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM